                                                                     EXHIBIT 4.1


      Description of Specimen Stock Certificate Representing Common Stock



Face of Certificate:

      The front of the specimen common stock certificate (the "Certificate") contains the logo of the Company above the name of the Company and the Company's CUSIP number (784922 10 6). The Certificate is signed by David A. Figliulo, Secretary of the Company, and Robert M. Figliulo, President of the Company. The Company's corporate seal appears in the lower left hand corner of the Certificate. The Certificate contains the following language:

      This certifies that _________ is the owner of __________ fully-paid and non-assessable shares of the common stock, $.01 par value per share, of SPR INC. (herein called the "Corporation") transferable upon the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of The State of Delaware, and the Certificate of Incorporation and the By-Laws of the Corporation, as now or hereafter amended, as to all of which the holder of this certificate assents by acceptance hereof. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. In witness whereof, SPR INC. has caused this certificate to be executed by the facsimile signatures of its duly authorized officers and sealed with the facsimile seal of the Corporation.



Reverse of Certificate:

      The reverse of the Certificate contains standard stock transfer instructions.